UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                           SCHEDULE 13G

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

            Under the Securities Exchange Act of 1934

                    (Amendment No.     5    )*


                           ALTEON INC.
                         (Name of Issuer)

                  Common Stock, $0.01 par value
                  (Title of Class of Securities)

                           02144G107
                        (CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        Page 1 of 5 Pages

CUSIP No. 02144G107            13G.             Page 2 of 5 Pages
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  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Anthony Cerami            ###-##-####
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)
                                                        (b) [X]

----------------------------------------------------------------
  3    SEC USE ONLY


----------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
----------------------------------------------------------------
                 5  SOLE VOTING POWER
                    615,177
   NUMBER OF    -----------------------------------------------
     SHARES      6  SHARED VOTING POWER
  BENEFICIALLY      Not applicable.
    OWNED BY    -----------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       615,177
     PERSON     -----------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    Not applicable.
----------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       615,177
----------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*


----------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.8%
----------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
----------------------------------------------------------------
               *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 02144G107            13G.             Page 3 of 5 Pages
----------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Helen Vlassara            ###-##-####
----------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)
                                                        (b) [X]

----------------------------------------------------------------
  3    SEC USE ONLY


----------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


----------------------------------------------------------------
                 5  SOLE VOTING POWER
                    100,800
   NUMBER OF    -----------------------------------------------
     SHARES      6  SHARED VOTING POWER
  BENEFICIALLY      236,500
    OWNED BY    -----------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       100,800
     PERSON     -----------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    236,500
----------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       337,300
----------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*


----------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.1%
----------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
----------------------------------------------------------------
               *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 02144G107            13G.             Page 4 of 5 Pages

Item 1.  Issuer and Address

(a)  Name of Issuer
     --------------
     The issuer of the securities to which this joint statement relates is Alteon Inc., a Delaware corporation.

(b)  Address of Issuer's Principal Executive Offices
     -----------------------------------------------
     Its principal executive offices are located at 170 Williams

Drive, Ramsey, New Jersey  07446.

Item 2.   Person Filing and Security

(a)  Names of Persons Filing
     -----------------------
     The names of the persons filing are Dr. Anthony Cerami and Dr. Helen Vlassara. Such filing persons are husband and wife, but no longer live together and an action for divorce has been commenced. Although the filing persons are husband and wife, they are not members of a group and each filing person disclaims beneficial ownership of the common stock held by the other filing person.

(b)  Address
     -------
     The address of Dr. Anthony Cerami is 525 East 72nd Street,
New York, NY 10021.  The address of Dr. Helen Vlassara is c/o The
Picower Institute, 350 Community Avenue, Manhasset NY 11030.

(c)  Citizenship
     -----------
     Dr. Cerami is a citizen of the United States.  Dr. Vlassara is a citizen of the United States.

(d)  Title of Class of Securities
     ----------------------------
     The title of the class of securities is common stock, $0.01 par value.

(e)  CUSIP Number
     ------------
     The CUSIP number is 02144G107.

Item 3.  Category of Person Filing

     Not applicable.

Item 4.  Ownership

     Not applicable.

CUSIP No. 02144G107            13G.             Page 5 of 5 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed as of the date hereof to report the fact that as of the date hereof each of the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

     All further transactions in the security reported on will be filed, if required, by each of the filing persons, in their individual capacities.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

     Not applicable.

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company

     Not applicable.

Item 8.  Identification and Classification of Members of the
Group

     Not applicable.

Item 9.  Notice of Dissolution of Group

     Not applicable.

Item 10.  Certification

     Not applicable.


                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 22, 1997                          /s/Anthony Cerami
______________                          _________________
Date                                    Anthony Cerami


May 2, 1997                             /s/Helen Vlassara
__________________                      __________________
Date                                    Helen Vlassara